Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media) (C): 917-239-9241; jon.diat@aig.com Jim Ankner (Media) (C): 917-882-7677; james.ankner@aig.com Liz Werner (Investors) elizabeth.werner@aig.com

AIG EXPLORES JOINT VENTURE WITH PICC GROUP AND PICC LIFE

NEW YORK, November 21, 2012 – On November 21, 2012, American International Group, Inc. (“AIG”) (NYSE: AIG), The People’s Insurance Company (Group) of China Limited (“PICC Group”) and PICC Life Insurance Company Limited (“PICC Life”) entered into a non-binding term sheet with respect to the proposed establishment of a joint venture insurance agency company between AIG and PICC Life (the “Joint Venture”) that plans to distribute life insurance and other insurance products through a specialized agency force on a nationwide basis with a focus on major cities in China and to engage in reinsurance and other related business cooperation.

In addition, AIG has agreed to subscribe for approximately US$500 million worth of H shares of PICC Group in its initial public offering in Hong Kong. AIG has agreed not to dispose of more than 25 percent of such shares without PICC Group’s prior consent for a period of five years, except that AIG will be permitted to sell all of its H shares without such consent after six months if definitive legal documentation for the proposed Joint Venture has not been executed by May 31, 2013 or upon the occurrence of certain events in connection with the proposed Joint Venture.

AIG currently owns approximately 9.9 percent of PICC Property and Casualty Company Limited, a subsidiary of the PICC Group with publicly listed shares in Hong Kong.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that the Joint Venture or AIG’s purchase of H shares of PICC Group will be consummated or, if consummated, regarding the terms thereof. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated included the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual

FOR IMMEDIATE RELEASE

customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all jurisdictions, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.